Exhibit 99.1

Company Contact: Brenda Morris Chief Financial Officer Zumiez Inc. (425) 551-1564 Investor Contact: Integrated Corporate Relations Chad Jacobs/David Griffith (203) 682-8200

ZUMIEZ INC. ANNOUNCES COMPLETION OF FAST FORWARD ACQUISITION

Acquisition Expected to add $0.01 to $0.02 in EPS in 2006 and $0.08 to $0.09 in EPS in 2007

Everett, WA — June 26, 2006 — Zumiez Inc. (NASDAQ: ZUMZ) announced today that it has completed its previously announced acquisition of Fast Forward, a leading action sports retailer with 19 stores and a web store.  Of the 19 stores, 16 are in Texas, with one store in California and two stores in Oklahoma.  The acquisition was funded from cash on hand.

Over the course of the next 18 months, the Fast Forward stores will be converted to the Zumiez nameplate.  These additional stores will be incremental to the planned 42 stores in 2006.  The company continues to expect the acquisition to add $0.01 to $0.02 to earnings per share in 2006 and to be accretive to earnings per share by approximately $0.08 to $0.09 in fiscal 2007.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “We have already started working with the Fast Forward team and are excited about the combination of our cultures and how well we are aligned.  We look forward to our continued expansion into Texas and other markets with our unique action sports retail concept.”  Mr. Brooks concluded, “I want to thank all of the Fast Forward team and our Zumiez integration team for all of their hard work in helping us complete the Fast Forward acquisition.”

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  As of June 23, 2006 we operate 189 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the company’s future financial performance, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described under the heading Risk Factors in the company’s quarterly report on Form 10-Q for the quarterly period ended April 29, 2006 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.